CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Proxy Statement and Prospectus (the Proxy/Prospectus) constituting part of this Registration Statement on Form N-14 (the Registration Statement) of Fidelity School Street Trust: Fidelity Strategic Income Fund and Fidelity International Bond Fund of our reports dated February 9, 2001 on the financial statements and financial highlights included in the December 31, 2000 Annual Reports to Shareholders.

We further consent to the references to our Firm under the headings "Experts" in the Proxy/Prospectus and "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
____________________________
Boston, Massachusetts
August 17, 2001